Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Timothy A. Bonang, Vice President, Investor Relations, or Carlynn Finn, Senior Manager, Investor Relations

(617) 796-8320

www.sirreit.com

Select Income REIT Expands Credit Facility to $750 Million

Newton, MA (February 4, 2013):  Select Income REIT (NYSE: SIR) today announced that it has increased its $500 million unsecured revolving credit facility to $750 million.  The maturity date for the expanded facility remains unchanged at March 11, 2016 and the expanded facility retains a borrower’s option to extend the facility for one year.  Interest paid on drawings under the facility also remains unchanged at LIBOR plus 130 basis points.

Banks that participated in the $250 million expansion include the following: Wells Fargo Bank, N.A., Bank of America, N.A., Morgan Stanley Bank, N.A., Royal Bank of Canada, Citigroup Global Markets Inc., RBS Citizens, N.A., Regions Bank, UBS Loan Finance LLC, and Mizuho Corporate Bank, Ltd.

Select Income REIT is a real estate investment trust, or REIT, which owns properties that are primarily net leased to single tenants.  SIR is headquartered in Newton, MA.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

CERTAIN STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE:

•                  CONTINUED AVAILABILITY OF BORROWINGS UNDER THE AMENDED CREDIT FACILITY IS SUBJECT TO SIR’S SATISFYING CERTAIN FINANCIAL COVENANTS AND MEETING OTHER CUSTOMARY CONDITIONS.

•                  THE 130 BASIS POINT SPREAD UNDER THE AMENDED CREDIT FACILITY IS SUBJECT TO ADJUSTMENT BASED ON CHANGES TO OUR LEVERAGE OR OUR CREDIT RATINGS (IF ANY), AND ACTUAL COSTS UNDER THE AMENDED CREDIT FACILITY WILL BE HIGHER THAN LIBOR PLUS THE SPREAD BECAUSE OF OTHER FEES AND EXPENSES ASSOCIATED WITH THE AMENDED CREDIT FACILITY.

SOME OF THESE FACTORS ARE BEYOND SIR’S CONTROL.  FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  FOR THE FOREGOING REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.  EXCEPT AS REQUIRED BY LAW, SIR DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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